UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 16, 2008

FOOTHILLS RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-31546 (Commission File Number)	98-0339560 (IRS Employer Identification No.)

4540 California Avenue, Suite 550

Bakersfield, California 93309

(Address of Principal Executive Offices, Including Zip Code)

(661) 716-1320

(Registrant’s Telephone Number, Including Area Code)

____________________________________________________________________________________

(Former Name or Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On October 16, 2008, Foothills Resources, Inc. (the “Company”) entered into that certain Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement, dated as of September 15, 2008, by and among the Company and each of its subsidiaries as borrowers, certain lenders and Wells Fargo Foothill, LLC, as administrative agent (the “Agreement”).

The Agreement provides for certain amendments to that certain Forbearance Agreement, dated as of August 13, 2008, among the Company and each of its subsidiaries as borrowers, various lenders and Wells Fargo Foothill, LLC as agent (the “Forbearance Agreement”) and that certain Credit Agreement, dated as of December 13, 2007, by and among the Company and each of its subsidiaries as borrowers, certain lenders and Wells Fargo Foothill, LLC, as agent, as amended (the “Credit Agreement”). Pursuant to the Agreement, the lenders and administrative agent have agreed to extend the term of the Forbearance Agreement until 5:00 p.m. (Eastern Standard Time) on December 31, 2008 and forbear until then from exercising their rights and remedies under the Credit Agreement, arising as a result of the occurrence of the Company’s failure to maintain a minimum asset coverage ratio of at least 1.60:1.00 for the quarter ending June 30, 2008 and the Company’s failure to have a leverage ratio of less than or equal to 6.25:1.00 for the quarter ending June 30, 2008.

Pursuant to the Agreement the applicable interest rate for borrowings under the Credit Agreement have been amended as follows: (i) the base interest rate for base rate loans that are term loans will be the greater of 5.25% or the prime rate; (ii) the margin interest rate applicable to base rate loans that are advances prior to September 20, 2008 will be 0.75% and on or after September 20, 2008 it will be 2.75%, and for base rate loans that are term loans the applicable margin interest rate prior to September 20, 2008 will be 5.25%, on or after September 20, 2008 and prior to November 1, 2008 it will be 7.25%, on or after November 1, 2008 and prior to December 1, 2008 it will be 8.25%, and on or after December 1, 2008 it will be 9.25%; and (iv) the margin interest rate applicable to LIBOR rate loans that are advances prior to September 20, 2008 will be 2.00% and on or after September 20, 2008 it will be 4.00%, and for LIBOR rate loans that are term loans the applicable margin interest rate prior to September 20, 2008 will be 6.50%, on and after September 20, 2008 and prior to November 1, 2008 it will be 8.50%, on and after November 1, 2008 and prior to December 1, 2008 it will be 9.50%, and on and after December 1, 2008 it will be 10.50%.

The Agreement further provides that, during the Forbearance Period, the Company’s obligation to comply with certain financial covenants set forth in the Credit Agreement shall be suspended, and instead, the Company is obligated to: (i) maintain a leverage ratio less than 9.95:1.00 for the calendar month ending October 31, 2008, 10.25:1.00 for the calendar month ending November 30, 2008, and 10.46:1.00 for the calendar month ending December 31, 2008; (ii) maintain minimum levels of earnings before interest, taxes, depreciation and amortization of not less than $439,600 for the calendar month ending October 31, 2008, $540,700 for the calendar month ending November 30, 2008, and $577,800 for the calendar month ending December 31, 2008; and (iii) have oil and natural gas production of not less than 9,108 barrels of oil and natural gas equivalent (“BOE”) for the calendar month ending September 30, 2008, 13,260 BOE for the calendar month ending October 31, 2008, 15,470

BOE for the calendar month ending November 30, 2008, and 16,150 BOE for the calendar month ending December 31, 2008. The Agreement also terminates the $2 million reserve against the borrowing base previously established in the Forbearance Agreement.

In connection with the Agreement, the Company has agreed to pay a forbearance extension fee to certain lenders of $500,000 on the earlier to occur of December 31, 2008 or upon the occurrence of certain specified termination events. The Company has also agreed to pay a forbearance extension fee to certain other lenders of $2,500,000 on December 13, 2012. Provided that the Company complies with certain benchmarks, the lenders will forgive $1,250,000 of the $2,500,000 fee. These forbearance fees are in addition to the initial forbearance fee of $150,000 already paid by the Company.

The summary of the Agreement set forth above is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement and the press release announcing entry into the Agreement are attached to this Current Report on Form 8-K as Exhibits 10.1 and 99.1, respectively and are incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished with this Form 8-K:

Exhibit No.	Description

Exhibit 10.1	Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement, dated as of September 15, 2008.
Exhibit 99.1	Press Release of Foothills Resources, Inc., dated October 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOTHILLS RESOURCES, INC.

Date:	October 20, 2008	/s/ W. Kirk Bosché

Name:  W. Kirk Bosché

Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement, dated as of September 15, 2008.
Exhibit 99.1	Press Release of Foothills Resources, Inc., dated October 17, 2008.